Exhibit 99.3

WEBMD HEALTH CORP.

FINANCIAL GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2016

(In millions, except per share amounts)

	Guidance Range
Revenue
Advertising and sponsorship
Biopharma and medical device	$428.0	$436.0
OTC, CPG and other	131.0	134.0

	559.0	570.0
Private portal services	109.0	110.0
Information services	27.0	28.0

	$695.0	$708.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$224.0	$232.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(17.5)	(17.5)
Depreciation and amortization	(34.0)	(32.0)
Non-cash stock-based compensation	(36.0)	(33.0)

Income before income tax provision	136.5	149.5

Income tax provision	(53.5)	(58.5)

Net income	$83.0	$91.0

Income per share:
Basic	$2.17	$2.36

Diluted (c)	$1.81	$1.93

Calculation of income per share:
Net income (numerator for basic income per share)	$83.0	$91.0
Add-back of interest expense, net of tax, related to:
1.50% convertible notes	3.5	3.5
2.50% convertible notes	7.3	7.3
2.25% convertible notes	0.5	0.5

Numerator for diluted income per share	$94.3	$102.3

Weighted average shares outstanding (denominator for basic income per share)	38.3	38.6
Stock options and restricted stock	1.5	2.0
Weighted average shares issuable upon conversion of:
1.50% convertible notes	5.7	5.7
2.50% convertible notes	6.2	6.2
2.25% convertible notes	0.4	0.4

Denominator for diluted income per share	52.1	52.9

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to net income
(c)	See Supplemental 2016 Guidance for Income Per Share Calculation below

Additional information regarding forecast for the quarter ending June 30, 2016:

•	Revenue is forecasted to be between $163 million to $166 million

•	Revenue distribution is forecasted to be approximately 60.5% from Biopharma and medical device; 18% from OTC, CPG and other; 17% from private portal services and 4.5% from information services

•	Adjusted EBITDA is forecasted to be between $48 million to $50 million

•	Net income is forecasted to be between $16.5 million to $18 million

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases, convertible note repurchases or acquisitions, any future gains or losses from discontinued operations, any future gains or losses on investments, and other future non-recurring, one-time or unusual items.

WEBMD HEALTH CORP.

SUPPLEMENTAL 2016 GUIDANCE FOR INCOME PER SHARE CALCULATION

Based on the Company’s Financial Guidance for the Year Ending December 31, 2016, the 1.50% convertible notes, the 2.50% convertible notes and the 2.25% convertible notes are expected to be dilutive to net income on both the low end and high end of the full year guidance range. Additionally, the 1.50% convertible notes and the 2.50% convertible notes may be dilutive in certain future quarters, depending on the amount of net income for such quarter. The following table contains the approximate level of net income for an individual future quarter and for the full year 2016 at which each of the series of convertible notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation.

	Quarterly Amounts		Annual Amounts
All amounts in millions	1.50% Convertible Notes	2.50% Convertible Notes	1.50% Convertible Notes	2.50% Convertible Notes	2.25% Convertible Notes (a)

Approximate net income at which convertible notes become dilutive (b)	$6.1	$12.5	$24.6	$50.1	$56.0

Interest expense, net of tax to add-back to net income (numerator)	$0.9	$1.8	$3.5	$7.3	$0.5

Additional shares to include in weighted-average diluted share count (denominator)	5.7	6.2	5.7	6.2	0.4

(a)	Since the 2.25% convertible notes matured on March 31, 2016, amounts for the 2.25% convertible notes are only shown in the Annual Amounts column and reflect the impact of the additional shares for the 2.25% convertible notes, weighted for the period that they will be outstanding during the year ending December 31, 2016.

(b)	These net income amounts assume a weighted-average diluted share count of 39.8 million shares attributable to common shares, stock options and restricted stock (prior to the effect of convertible notes) and are subject to change as such weighted-average share count changes.